Exhibit 10(i)



                        Second Amendment
                               to
                 SafeCard Services, Incorporated
            1994 Long Term Stock-Based Incentive Plan

     WHEREAS, on December 4, 1993, the Compensation Committee of
SafeCard Services, Incorporated (the "Company") approved, and the
Company's Board of Directors adopted, the Company's 1994 Long Term Stock-Based Incentive Plan (the "1994 Plan"), subject to stockholder approval;

     WHEREAS, on January 24, 1994, the Compensation Committee approved, and the Company's Board of Directors adopted, an amendment to the 1994 Plan;

     WHEREAS, on March 7, 1994, the stockholders of the Company approved the 1994 Plan, as amended, at the Company's 1994 annual meeting of stockholders.

     WHEREAS, the Compensation Committee desires to approve, and the Company's Board of Directors desires to adopt, a second amendment to the 1994 Plan.

     RESOLVED, effective as of April 6, 1994, the 1994 Plan hereby is amended so that the definition of "Fair Market Value" appearing at Section 2.14 is deleted in its entirety, and the following is inserted in lieu thereof:

               2.14 "Fair Market Value" on any date
          means the closing sales price of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or if such Shares are not so listed or admitted to trading, the per share closing bid price on such date as quoted on the National
          Association of Securities Dealers Automated
          Quotation System or such other market in which such prices are regularly quoted, or if there have been no published bid quotation with respect to Shares on such date, the Fair
          Market Value shall be the value established by the Board in good faith and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code.